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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----


                        TSI INTERNATIONAL SOFTWARE LTD.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  872879 10 1
                   -----------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 872879 10 1                                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Vanguard Atlantic, Limited

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Connecticut

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,569,884
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,569,884
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,569,884

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      17.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

Item 1
        (a) Name of Issuer:
            --------------
            TSI International Software Ltd. (the "Issuer")

        (b) Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            45 Danbury Road
            Wilton, CT 06897-0840

Item 2
        (a) Name of Person(s) Filing:
            ------------------------
            Vanguard Atlantic, Limited, a Connecticut corporation

        (b) Address of Principal Business Office:
            ------------------------------------
            304 Main Avenue, Suite 290
            Norwalk, CT 06851

        (c) Citizenship:
            -----------
            Not applicable

        (d) Title of Class of Securities:
            ----------------------------
            Common Stock

        (e) CUSIP Number:
            ------------
            872879 10 1

Item 3    Not applicable


Item 4    Ownership

          (a) Amount Beneficially Owned: Vanguard Atlantic, Limited is the
              -------------------------
              record holder of 1,569,884 shares of Common Stock. The reporting person is the President of Vanguard Atlantic, Limited and disclaims beneficial ownership of these shares except to the extent of his pecuniary intrest therein.

          (b) Percent of Class:
              ----------------
              17.3%

          (c) Number of shares as to which such person has:
              --------------------------------------------
              (i)   sole power to vote or to direct the vote: 1,569,884

              (ii)  shared power to vote or to direct the vote:  -0-

              (iii) sole power to dispose or to direct the disposition of:
                    1,569,884

              (iv)  shared power to dispose or to direct the disposition of:
                    -0-

Item 5    Ownership of Five Percent or Less of a Class
          Not applicable

Item 6 Ownership of More Than Five Percent on Behalf of Another Person Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          Not applicable

Item 8    Identification and Classification of Members of the Group
          Not applicable

Item 9    Notice of Dissolution of the Group
          Not applicable

Item 10   Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 2, 1998
                --

                                  Vanguard Atlantic, Limited

                                  By: /s/ Ernest E. Keet
                                      ------------------
                                      Ernest E. Keet, President